Exhibit 99.1

LSB Industries, Inc. Announces Five Year Extension of Supply Agreement
[ PR Newswire   2006-08-24 ]

OKLAHOMA CITY, Aug. 24 /PRNewswire-FirstCall/ -- LSB Industries, Inc. (Amex: LXU) (“LSB”), whose common stock is traded on the American Stock Exchange under the symbol LXU, today announced that its subsidiary, El Dorado Chemical Company (“EDCC”) has entered into a five year extension of its Supply Agreement for low density, industrial grade ammonium nitrate with Orica USA. This contract extension is expected to represent the sale of over one million tons of product over five years. Jack E. Golsen, Chairman of LSB, stated that this contract extension “represents growth in EDCC’s opportunity to partner with a global leader in mining services.”

LSB is a management holding company with principal business activities consisting of the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the manufacture and sale of commercial and residential climate control products, and the provision of specialized engineering services.

This press release contains certain statements which constitute forward- looking statements within the meaning of Private Securities Litigation Reform Act of 1996, including statements regarding expected sales volumes under the extended Supply Agreement and that this contract extension represents growth in EDCC’s opportunity to partner with a global lender in mining services. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, but not limited to, available material, intervening events and regulatory restrictions, termination or renegotiation for any reason of the extended supply contract prior to its termination date, weather conditions, general economic conditions and the additional factors referred to under “Special Note Regarding Forward- Looking Statements” contained in LSB’s 2005 Form 10-K and LSB’s Forms 10-Q for quarters ended March 31, 2006 and June 30, 2006. LSB makes no commitment to disclose any revisions to forward-looking statements or any facts, events or circumstances after the date hereof that bear upon such forward-looking statements.

SOURCE  LSB Industries, Inc.
     -0-                                                            08/24/2006
     /CONTACT:  David M. Shear, Senior Vice President of LSB Industries, Inc., +1-405-235-4546; or Leslie A. Schupak, ext. 205, or Joe Mansi, ext. 207, both of KCSA, +1-212-682-6300, for LSB Industries, Inc./
     /Web site:  http://www.lsb-okc.com /
     (LXU)